Exhibit 10.6

Execution Version

Aimco JO Intermediate Holdings, LLC

$534,127,075

5.2% Secured Mezzanine Notes due January 31, 2024

Mezzanine Note Agreement

Dated as of December 14, 2020

i

ii

Schedules

Schedule A	—	Defined Terms

Schedule 1	—	Form of 5.2% Secured Mezzanine Note due January 31, 2024

Schedule 2	—	Equity Interests Exchanged for Notes

Schedule 5.3	—	James Oxford Subsidiaries

Schedule 5.6	—	Existing Indebtedness

Purchaser Schedule	—	Information Relating to Purchasers

iii

AIMCO JO INTERMEDIATE HOLDINGS, LLC

4582 South Ulster Street, Suite 1400

Denver, Colorado 80237

5.2% Secured Mezzanine Notes due January 31, 2024

As of December 14, 2020

To Each of the Purchasers Listed in         the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Aimco JO Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), agrees with each of the Purchasers as follows:

Section 1. Authorization of Notes. The Company has authorized the issue of $534,127,075 aggregate principal amount of its 5.2% Secured Mezzanine Notes due January 31, 2024 (the “Notes”) in exchange for the Equity Interests in James Oxford described on Schedule 2. The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 18.4 shall govern.

Section 2. Transfer and Issuance of Notes. Subject to the terms and conditions of this Agreement, the Company will issue to each Purchaser, in exchange for the Equity Interests transferred from each Purchaser to the Company as listed on Schedule 2 (such Equity Interests, the “Transferred Interests”), at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3. Closing. The issuance of the Notes to be issued to each Purchaser shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Dr., Chicago, Illinois 60606, at a closing (the “Closing”) on December 14, 2020. At the Closing, the Company will deliver to each Purchaser the Notes to be issued to such Purchaser in the form of a single Note dated the date of the Closing and registered in such Purchaser’s name, against delivery by such Purchaser to the Company of the Transferred Interests owned by such Purchaser. In addition, at the Closing, the Company shall be admitted as a partner in James Oxford.

Section 4. Deliverables at Closing. At the Closing the following shall occur:

Section 4.1. Delivery of Transferred Interests. Each Purchaser shall transfer to the Company ownership in the Transferred Interests, and the Company shall be admitted to James Oxford as a partner.

Section 4.2. Pledge Agreement and Collateral. The Company shall deliver to the Collateral Agent, for the benefit of each Purchaser, an executed counterpart of the Pledge Agreement and certificates representing the Transferred Interests, if any such certificates exist.

Section 4.3. James Oxford Operating Agreement. The Company shall deliver to such Purchaser executed counterparts of the limited partnership agreement of James Oxford, which shall permit the Collateral Agent or a purchaser at a foreclosure sale to, pursuant to the remedies available to each such Person under the Pledge Agreement, be admitted to James Oxford as a partner during an Event of Default hereunder.

Section 5. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Note Documentation and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement, the Pledge Agreement and the Notes have been duly authorized by all necessary limited liability company action on the part of the Company, and this Agreement, the Pledge Agreement and the Notes constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Organization and Ownership of Shares of Certain Subsidiaries.

(a) As of the Closing and after giving effect to the transfer of the Transferred Interests by the Purchasers, the Company will own all of the outstanding Equity Interests in James Oxford, except for the Minority Common Interests. As of the Closing and after giving effect to the transactions contemplated hereby, Brookwood is the owner of the Minority Common Interests. As of the Closing, James Oxford directly or indirectly owns all of the outstanding Equity Interests in each James Oxford Subsidiary listed on Schedule 5.3. All of the outstanding Equity Interests of James Oxford owned by the Company have been validly issued, are fully paid and non-assessable and are owned by the Company free and clear of any Lien that is prohibited by this Agreement.

(b) All of the outstanding Equity Interests of each James Oxford Subsidiary have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by James Oxford free and clear of any Lien that is prohibited by this Agreement.

(c) James Oxford, each James Oxford Entity and each James Oxford Subsidiary is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited partnership, limited liability company or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. James Oxford, each James Oxford Entity and each James Oxford Subsidiary has the corporate, limited partnership, limited liability company or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

Section 5.4. REIT Representations. As of the date of this agreement and at all times thereafter while any portion of any Note remains outstanding, James Oxford will hold real property (within the meaning of Treasury Regulation section 1.856-3(d)).

Section 5.5. Title to Property. The Company has good title to, and is the record and beneficial owner of, the Collateral free and clear of all Liens other than Liens expressly permitted hereunder. James Oxford has good title to, and is the record and beneficial owner of, directly or indirectly, all Equity Interests in each James Oxford Subsidiary. Each James Oxford Subsidiary has good and marketable title to the Specified Property listed opposite its name on Schedule 5.3, in each case free and clear of Liens prohibited by this Agreement, except for those defects in title that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.6. Existing Indebtedness; Restrictions on Indebtedness and Liens.

(a) Schedule 5.6 sets forth a complete and correct list of all outstanding Indebtedness for borrowed money of the Company, James Oxford, each James Oxford Entity and each James Oxford Subsidiary as of the Closing. Neither the Company, James Oxford nor any James Oxford Entity or any James Oxford Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness and no event or condition exists with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company, James Oxford nor any James Oxford Entity or James Oxford Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, James Oxford, such James Oxford Entity or such James Oxford Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which would prohibit the incurrence of Indebtedness hereunder or the granting of Liens on the Collateral.

Section 6. Notices From the Company. The Company shall deliver to each holder of a Note promptly, and in any event within 15 Business Days (or 10 Business Days in the case of (x) a merger or consolidation of the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary or (y) a Change of Control) after a Responsible Officer becoming aware of the existence of any (i) Default or Event of Default, (ii) default or event of default under any document evidencing Indebtedness for borrowed money secured by a mortgage, deed of trust, assignment of rents or other security interest on any Specified Property or of the Equity Interests in any Person that owns, directly or indirectly, any Specified Property, (iii) Disposition of any Specified Property, (iv) Casualty or Condemnation Event with respect to any Specified Property, (v) merger or consolidation of the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary or (vi) Change of Control, written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

Section 7. Payment and Prepayment of the Notes.

Section 7.1. Maturity; Payment of Interest.

(a) The entire unpaid principal balance of each Note shall be due and payable on the Maturity Date.

(b) The Company shall pay interest (computed on the basis of a 360-day year of twelve 30-day months) on (i) the unpaid balance of each Note at the rate of 5.2% per annum from the date hereof, payable quarterly, on the first day of January, April, July and October in each year, commencing on April 1, 2021, and on the Maturity Date, until the principal of each Note shall have been paid in full, and (ii) to the extent permitted by law, any overdue payment of interest, at the Default Rate pursuant to Section 7.1(c) below.

(c) (1) If any amount due in respect of the Notes (other than amounts due on the Maturity Date) remains past due for thirty (30) days or more, interest on such unpaid amount(s) shall accrue from the date payment was due at the Default Rate and shall be payable upon demand by any Purchaser and (2) if any amount due in respect of the Notes is not paid in full on the Maturity Date, then interest shall accrue at the Default Rate on all such unpaid amounts from the Maturity Date until fully paid and shall be payable upon demand by the Purchasers.

Section 7.2. Mandatory Prepayments. Promptly, and in any event within 15 Business Days, following a Disposition by (including, without limitation, a Casualty or Condemnation Event) or merger, consolidation or similar event or transaction of the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary, the Company shall prepay or cause to be prepaid the Notes in an amount equal to the Net Cash Proceeds of such Disposition or merger, consolidation or similar event or transaction, which prepayment shall be accompanied by the Make-Whole Amount determined for the prepayment date with respect to such amount; provided that no such prepayment shall be required if the Remaining Collateral Value Test is satisfied and the Company elects to reinvest such Net Cash Proceeds in accordance with the Reinvestment Conditions; provided further, if the Company elects to pursue such reinvestment option and such reinvestment does not occur within 180 days of the receipt of such Net Cash Proceeds, the Company shall prepay or cause to be prepaid the Notes on such 180th day.

Section 7.3. Other Prepayments. Except as provided in Section 7.2 or Section 11.1, the Notes shall not be prepaid in whole or in part prior to the Maturity Date and the Purchasers shall have no obligation to accept any such attempted prepayment prior to the Maturity Date. The Company expressly acknowledges and agrees that (a) the prohibition on prepayments is reasonable and is the product of an arm’s length transaction between sophisticated business people, (b) it shall be estopped hereafter from claiming differently than as agreed to in this paragraph, (c) its agreement to a prohibition on prepayments as herein described is a material inducement to the Purchasers’ decision to enter into this Agreement and (d) upon a prepayment of the Notes in violation of this Section 7.3, the Purchasers would suffer substantial harm, and any prepayment received and accepted in violation of this Section 7.3 shall be accompanied by the Make-Whole Amount. This Section 7.3 shall not prejudice the rights of the Purchasers to accelerate the Notes pursuant to Section 11 hereof.

Section 7.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 7.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 7.5. Maturity; Surrender, Interest on Prepayments, Etc. Each prepayment of Notes made pursuant to Section 7.2 shall be accompanied by all accrued and unpaid interest in the amount so prepaid and the applicable Make-Whole Amount. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 7.6. Payments Due on Non-Business Days. Anything in the Note Documentation to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 7.7. Late Charges. If any scheduled interest payment is not received by the holder of any Note within 10 Business Days after the applicable payment date, inclusive of the date on which such amount is due, the Company shall pay to the applicable holder, immediately without demand by such holder, the Late Charge.

Section 7.8. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the Remaining Scheduled Payments with respect to the Called Principal of such Note. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 7.2 or has become or is declared to be immediately due and payable pursuant to Section 11.1, as the context requires.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of interest on such Called Principal that would be due after the Settlement Date and on or prior to the Maturity Date if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 7.2 or Section 11.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 7.2 or has become or is declared to be immediately due and payable pursuant to Section 11.1, as the context requires.

The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the obligation to pay the Make-Whole Amount set forth herein is intended to provide compensation for the deprivation of such right under such circumstances. The right to receive the Make-Whole Amount upon any prepayment or acceleration is a material inducement to the Purchasers’ decision to enter into this Agreement.

Section 8. Affirmative Covenants. The Company covenants that so long as any of the Notes are outstanding:

Section 8.1. Existence, Etc. Subject to Section 9.1, the Company will at all times preserve and keep its limited liability company existence in full force and effect. Subject to Section 9.1, the Company will at all times cause to be preserved and kept in full force and effect the limited partnership, limited liability company or corporate existence of James Oxford, each James Oxford Entity and each James Oxford Subsidiary and all rights and franchises of the Company, James Oxford, the James Oxford Entities and the James Oxford Subsidiaries unless, in the case of each James Oxford Entity and each James Oxford Subsidiary, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 8.2. REIT Covenants.

(a) At all times after the Closing while any portion of any Note remains outstanding, James Oxford will hold real property (within the meaning of Treasury Regulation section 1.856-3(d)).

(b) Except for such regulatory notices, consents, or approvals as may be required under applicable law, James Oxford has taken all steps necessary such that, upon default and foreclosure of the Note, the registered holders will replace the Company as a partner in James Oxford, and Brookwood has agreed that, in such circumstances, it will not unreasonably oppose the admission of the registered holders as partners therein.

Section 8.3. Maintenance of Properties. The Company will, and shall cause James Oxford, each of the James Oxford Entities and each of the James Oxford Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business, ordinary wear and tear, force majeure, casualty events and transactions not prohibited by this Agreement excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, taken as a whole.

Section 8.4. Maintenance of Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Company will maintain or cause to be maintained, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and business of the Company, James Oxford, the James Oxford Entities and the James Oxford Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (as determined in good faith by the Company), in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

Section 8.5. Compliance with Laws. The Company, James Oxford, each James Oxford Entity and each James Oxford Subsidiary will comply, and shall cause their respective Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except to the extent the failure of the Company, James Oxford, such James Oxford Entity, such James Oxford Subsidiary or such other Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect.

Section 8.6. Compliance with Mortgage Loan Documents. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Company will, and shall cause James Oxford, each of the James Oxford Entities and each of the James Oxford Subsidiaries to, comply with the provisions of any document evidencing Indebtedness for borrowed money secured by a mortgage, deed of trust, assignment of rents or other security interest on any Specified Property or of the

Equity Interests in any Person that owns, directly or indirectly, any Specified Property or any mezzanine Indebtedness incurred by the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary.

Section 9. Negative Covenants. The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Merger, Consolidation, Etc. The Company will not and will not permit James Oxford, any James Oxford Entity or any James Oxford Subsidiary to consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, consummate a Division as the Dividing Person, or liquidate or dissolve, unless (i) the Company, James Oxford, such James Oxford Entity or such James Oxford Subsidiary receives consideration (A) at least equal to the fair market value (such fair market value to be determined (i) on the date of contractually agreeing to such merger, consolidation or other transaction and (ii) in good faith by the Company), of the Company, James Oxford, such James Oxford Entity or such James Oxford Subsidiary, as applicable, which such fair market value shall be a positive number, and (B) that is 100% in the form of cash; provided that for purposes of determining “cash” consideration, any assumption of Indebtedness or other liabilities by buyer shall be deemed cash consideration, so long as seller is released from such Indebtedness or other liabilities, and (ii) the Company prepays or causes to be prepaid the Notes to the extent required by Section 7.2.

No such Disposition of assets or property shall have the effect of releasing the Company or any successor corporation, limited partnership, limited liability company or other entity that shall theretofore have become such in the manner prescribed in this Section 9.1, from its liability under the Note Documentation.

Section 9.2. Liens. (a) The Company will not directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any of the Collateral, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(i) Liens arising under the Note Documentation; or

(ii) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings in the circumstances, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

(b) The Company will not permit James Oxford, any James Oxford Entity or any James Oxford Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any of its property or assets, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(i) Liens existing on the date hereof that secure Indebtedness listed on Schedule 5.6 hereto and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefitted thereby is permitted pursuant to Section 9.3;

(ii) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings in the circumstances, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings in the circumstances, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(iv) easements, rights-of-way, restrictions and other similar encumbrances affecting real property and other minor defects or irregularities in title and other similar encumbrances including the reservations, limitations, provisos and conditions, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property of James Oxford, any James Oxford Entity or any James Oxford Subsidiary, as applicable, or materially interfere with the ordinary conduct of the business of the applicable Person;

(v) statutory rights of set-off arising in the ordinary course of business;

(vi) with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property;

(vii) Liens on any cash earnest money deposits or other escrow arrangements made in connection with any letter of intent or purchase agreement; and

(viii) Liens arising under the Note Documentation.

Section 9.3. Indebtedness. (a) The Company will not directly or indirectly create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Priority Debt other than Indebtedness hereunder.

(b) The Company will not permit James Oxford, any James Oxford Entity or any James Oxford Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness outstanding on the date hereof that is listed on Schedule 5.6 hereto and any refinancings, refundings, renewals or extensions thereof; provided the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and

(ii) other Indebtedness not permitted in clause (b)(i) above in an aggregate principal amount not to exceed $5,000,000.

Section 9.4. Dispositions. The Company will not and will not permit James Oxford, any James Oxford Entity or any James Oxford Subsidiary to make any Disposition (other than the incurrence of any Lien not prohibited under Section 9.2), unless:

(a) with respect to any Casualty or Condemnation Event, the Company prepays or causes to be prepaid the Notes to the extent required by Section 7.2; or

(b) with respect to any other Disposition, (i) the Company, James Oxford, such James Oxford Entity or such James Oxford Subsidiary receives consideration (A) at least equal to the fair market value (such fair market value to be determined (x) on the date of contractually agreeing to such Disposition and (y) in good faith by the Company), of the property subject to such Disposition and (B) that is 100% in the form of cash; provided that for purposes of determining “cash” consideration, any assumption of Indebtedness or other liabilities by buyer shall be deemed cash consideration, so long as seller is released from such Indebtedness or other liabilities, and (ii) the Company prepays or causes to be prepaid the Notes to the extent required by Section 7.2; or

(c) in the case of a Disposition of a Specified Property or a Disposition of all or any portion of the Equity Interests of the owner of such Specified Property, (i) contemporaneously with such Disposition, real property with, or Equity Interests of an owner of real property with, similar cash flows and comparable fair market value to the Specified Property Disposed of or owned by such Person whose Equity Interests are Disposed of is exchanged or otherwise substituted for such Specified Property or such owner of Specified Property and (ii) each Purchaser provides prior written consent to such Disposition, which consent is not to be unreasonably withheld.

Upon the occurrence of any Disposition contemplated by Section 9.4(c), any real property exchanged or substituted for a Specified Property shall become a “Specified Property” for all purposes under this Agreement and the other Note Documentation and such original Specified Property shall cease to be a “Specified Property” under this Agreement and the other Note Documentation.

Section 9.5. Sale and Leaseback Transactions. The Company will not and will not permit James Oxford, any James Oxford Entity or any James Oxford Subsidiary to enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property (real or personal) used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each such transaction, a “Sale/Leaseback Transaction”), unless (a) such Disposition is permitted under Section 9.2, (b) the Company complies with Section 7.2, and (c) such lease is not required to be capitalized in accordance with GAAP and is not otherwise Indebtedness.

Section 9.6. Change in Nature of Business. The Company will not and will not permit James Oxford, any James Oxford Entity or any James Oxford Subsidiary to engage in any material line of business substantially different from those lines of business currently conducted by the Company, James Oxford, such James Oxford Entity or such James Oxford Subsidiary on the date hereof or any business substantially related or incidental or ancillary thereto.

Section 10. Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal, Late Charge or Make-Whole Amount on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than 30 Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 10(a) or (b)) and such default is not remedied within 60 days after the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 10(c)); or

(d) the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(e) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, James Oxford or any Material Subsidiary, as applicable, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, James Oxford or such Material Subsidiary, as applicable, or any such petition shall be filed against the Company, James Oxford or such Material Subsidiary, as applicable, and such petition shall not be dismissed within 60 days; or

(f) one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000, including any such final order enforcing a binding arbitration decision, are rendered against James Oxford, any James Oxford Entity and/or any James Oxford Subsidiary and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

Section 11. Remedies on Default, Etc.

Section 11.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 10(d) or (e) (other than an Event of Default described in clause (i) of Section 10(d) or described in clause (vi) of Section 10(d) by virtue of the fact that such clause encompasses clause (i) of Section 10(d)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 10(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(d) Upon any Notes becoming due and payable under this Section 11.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an

Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances. The right to receive the Make-Whole Amount upon any prepayment or acceleration is a material inducement to the Purchasers’ decision to enter into this Agreement.

Section 11.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 11.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise; provided that only the Collateral Agent shall be entitled to exercise remedies with respect to the Collateral pursuant to the Pledge Agreement.

Section 11.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 11.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all due or overdue interest on the Notes, all principal of and Make-Whole Amount on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount and (to the extent permitted by applicable law) any Late Charge or overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 16, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 11.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 11.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 11, including reasonable attorneys’ fees, expenses and disbursements.

Section 12. Collateral Matters.

Section 12.1. Collateral. At the time of the Closing, the Company shall grant to the Collateral Agent for the benefit of the Purchasers a first lien, priority security interest in the Equity Interests it owns or at any time hereafter acquires in James Oxford and all proceeds thereof by executing and delivering the Pledge Agreement.

Section 12.2. Collateral Agent.

(a) Each Purchaser hereby appoints AIR OP to act on behalf of the Purchasers as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) under the Pledge Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the Pledge Agreement, and AIR OP agrees to act as such. In taking any action pursuant to the provisions of the Pledge Agreement, and in exercising any rights or remedies set forth therein, the Collateral Agent shall act at the direction of the Required Holders, and any such actions taken at the direction of the Required Holders shall be binding upon all Purchasers. Notwithstanding any provision to the contrary contained elsewhere in this Agreement and the Pledge Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Pledge Agreement, nor shall the Collateral Agent have or be deemed to have any trust or fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the Pledge Agreement or otherwise exist against the Collateral Agent.

(b) Subject to the provisions of the Pledge Agreement, each Purchaser agrees that the Collateral Agent shall execute and deliver the Pledge Agreement and all agreements, powers of attorney, documents and instruments incidental thereto, and act in accordance with its terms.

(c) The Collateral Agent shall have no obligation whatsoever to the Purchasers to assure that the Collateral exists or is owned by the Company or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s property constituting Collateral has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Agreement or the Pledge Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Purchasers as to any of the foregoing.

(d) The Collateral Agent may resign at any time by notice to each Purchaser and the Company, such resignation to be effective upon the acceptance by each Purchaser of a successor agent to its appointment as Collateral Agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with each Purchaser, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. Promptly following the acceptance of the appointment of any successor Collateral Agent, the Company shall cause assignments of filings existing on the date of such assignment related to the Collateral to be filed or recorded sufficient to reflect the successor Collateral Agent, as secured party of record in accordance with applicable law related to each portion of the Collateral. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.2 shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

Section 13. Registration; Exchange; Substitution of Notes.

Section 13.1. Registration of Notes. The Company will maintain, in electronic format or otherwise, at its principal place of business, a register of the names and addresses of the holder(s) of this Note and the principal amount (and stated interest) owing to each holder (the “Register”), and will update the Register to reflect any permitted assignments or transfers subsequent to the date hereof. The Company will make payments of principal and interest as specified hereunder to the holder(s) named as such in the Register. The holder(s) shall notify the Company in writing prior to any assignment, transfer or other disposition of this Note (or any portion hereof) or such holder(s)’ rights or interests hereunder, with such written notice to be delivered to the Company not later than one Business Day prior to any such assignment, transfer or disposition and which notice shall specify the principal amount hereunder that is the subject of such assignment, transfer or disposition. Any assignment, transfer or other disposition of this Note (or any portion thereof) shall be effective only upon appropriate entries with respect thereto being made in the Register, which shall be made promptly upon receipt of such written notice. Notwithstanding anything to the contrary herein, the entries in the Register shall be conclusive, absent manifest error; the Company and each holder shall treat the person whose name is recorded in the Register as the owner of its portion of the Note for all purposes of this Note, notwithstanding notice to the contrary; and the registered owner of this Note (or any portion hereof) as indicated on the Register shall be the party with the exclusive right to receive payment of any principal amount and accrued and unpaid interest thereon under this Note. The Register shall be available for inspection by any holder, at any reasonable time and from time to time upon reasonable prior notice. This provision is intended to constitute a “book entry system” within the meaning of Treasury Regulations Section 5f.103-1(c)(1)(ii) and shall be interpreted consistently with such intent.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 17(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 17(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

(b) in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount and interest becoming due and payable on the Notes shall be made in Denver, Colorado at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other Disposition of any Note held by a Purchaser, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.

Section 14.3. Withholding.

(a) To the extent required by law, each party hereto hereby authorizes each other party (each, a “Withholding Party”) to deduct or withhold any foreign, federal, state or local tax from any amount transferred under this Agreement. Each Withholding Party shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with the applicable law. Amounts so deducted or withheld, if any, shall be treated as paid to the applicable party in respect of which such amounts were deducted or withheld.

(b) By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. This Agreement, the Notes and the Pledge Agreement embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 16. Amendment and Waiver.

Section 16.1. Requirements. This Agreement, the Notes and the Pledge Agreement may be amended, and the observance of any term hereof or of the Notes or the Pledge Agreement may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, or 5 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 11 relating to acceleration or rescission, change the amount or time of any payment or prepayment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Section 7 and Sections 10(a), 10(b), 11 or 16.

Section 16.2. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 16 or the Pledge Agreement applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or the Pledge Agreement shall operate as a waiver of any rights of any holder of such Note.

Section 16.3. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Pledge Agreement or the Notes, or have directed the taking of any action provided herein or in the Pledge Agreement or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 17. Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser, to such Purchaser at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of General Counsel of Apartment Investment and Management Company, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 17 will be deemed given only when actually received.

Section 18. Miscellaneous.

Section 18.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and registered assigns (including any subsequent holder of a Note) whether so expressed or not, except that, (i) subject to Section 9.1, the Company may not assign or otherwise transfer any of its rights or Obligations hereunder or under the Notes without the prior written consent of each holder, which written consent is not to be unreasonably withheld, and (ii) each holder may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of the Company, which consent is not to be unreasonably withheld; provided that notwithstanding the foregoing, each holder may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of the Company during an Event of Default. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 18.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP.

Section 18.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any of the Note Documentation or any other agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 18.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 18.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 18.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 18.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 18.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 18.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 17 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 18.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Aimco JO Intermediate Holdings, LLC, a Delaware limited liability company, as the Company

By: Aimco REIT Sub, LLC, a Delaware limited liability company, its sole member

By:	/s/ Lynn C. Stanfield
Name: Lynn C. Stanfield Title: Authorized Person

[Signature Page to Mezzanine Note Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

AIMCO Properties, L.P., a Delaware limited partnership, as a Purchaser

By: AIMCO-GP, Inc., a Delaware corporation, its general partner

By:	/s/ Paul Beldin
Name: Paul Beldin Title: Authorized Person

AIMCO/Bethesda Holdings, Inc., a Delaware corporation, as a Purchaser

By:	/s/ Paul Beldin
Name: Paul Beldin Title: Authorized Person

AIMCO Properties, L.P., a Delaware limited partnership, as the Collateral Agent

By: AIMCO-GP, Inc., a Delaware corporation, its general partner

By:	/s/ Paul Beldin
Name: Paul Beldin Title: Authorized Person

[Signature Page to Mezzanine Note Agreement]

Schedule A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person; provided that neither AIMCO/Bethesda nor AIR OP shall be considered Affiliates of the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary for the purposes of the Note Documentation. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Mezzanine Note Agreement, including all Schedules attached to this Agreement.

“AIMCO/Bethesda” means AIMCO/Bethesda Holdings, Inc., a Delaware corporation, as such entity may be renamed from time to time.

“AIR OP” means AIMCO Properties, L.P., a Delaware limited partnership, as such entity may be renamed from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, Baltimore or Denver are required or authorized to be closed.

“Brookwood” means Brookwood Limited Partnership, an Illinois limited partnership.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash Collateral Account” means a “deposit account” as defined in the Uniform Commercial Code as in effect in the State of New York, at a bank reasonably acceptable to the Collateral Agent in the name of the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary for the benefit of the Purchasers that is subject to a Cash Collateral Account Control Agreement.

“Cash Collateral Account Control Agreement” means a deposit account control agreement in a form reasonably satisfactory to the Collateral Agent, executed by the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary, as applicable, the Collateral Agent and the relevant depositary institution.

“Casualty or Condemnation Event” means the receipt by the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking, expropriation or similar event with respect to any of their respective property.

“Change of Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests in the Company pursuant to which Aimco OP L.P., a Delaware limited partnership, ceases to directly or indirectly own through one or more wholly-owned subsidiaries all of the Equity Interests of the Company (other than the Company Initial Preferred Interests).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral” has the meaning set forth in the Pledge Agreement.

“Collateral Agent” is defined in Section 12.2(a).

“Company” is defined in the first paragraph of this Agreement.

“Company Initial Preferred Interests” means the up to 125 Series A preferred units of the Company issued in connection with the Restructuring (as defined in the Separation Agreement).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is 2% above the rate of interest stated in clause (a) of the first paragraph of the Notes.

“Disposition” or “Dispose” means (i) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, directly or indirectly, and whether voluntary or involuntary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, (ii) a Casualty or Condemnation Event with respect to any property or asset, and (iii) the issuance or sale of Equity Interests, in the case of each of clauses (i), (ii) and (iii), whether in a single transaction or series of related transactions.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Event of Default” is defined in Section 10.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)	the government of

(i)	the United States of America or any state or other political subdivision thereof, or

(ii)

any other jurisdiction in which the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary, or

(b)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)	to purchase such indebtedness or obligation or any property constituting security therefor;

(b)

to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)

to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)	otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)	its liabilities for borrowed money;

(b)

its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)

(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)

all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)	the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)	any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“James Oxford” means James-Oxford Limited Partnership, a Maryland limited partnership.

“James Oxford Entity” means any wholly-owned subsidiary through which James Oxford indirectly owns any James Oxford Subsidiary.

“James Oxford Subsidiary” means, as of the Closing, each entity listed on Schedule 5.3; provided that any entity exchanged or substituted for a James Oxford Subsidiary pursuant to the terms of this Agreement and the other Note Documentation shall be considered “James Oxford Subsidiary” for all purposes hereunder and thereunder.

“Late Charge” means an amount equal to the delinquent amount then due under the Agreement multiplied by 5%.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of any Equity Interest, the granting of any option or agreement to sell) or any agreement to enter into any of the foregoing.

“Make-Whole Amount” is defined in Section 7.8.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company, James Oxford, the James Oxford Entities or the James Oxford Subsidiaries taken as a whole, (b) the ability of the Company to perform its Obligations under this Agreement, the Notes and the Pledge Agreement, or (c) the validity or enforceability of this Agreement, the Notes or the Pledge Agreement.

“Material Subsidiary” means, at any date of determination, any Subsidiary of the Company that (i) as of the most recently ended fiscal quarter of the Company, has total assets with a value in excess of 10% of the consolidated total assets of the Company and its Subsidiaries for such date or (ii) during the most recently completed four fiscal quarters of the Company, has gross revenues exceeding 10% of the consolidated gross revenues of the Company and its Subsidiaries, in each case determined in accordance with GAAP.

“Maturity Date” is defined as January 31, 2024.

“Minority Common Interests” means the common interests in James Oxford that continue to be owned by Brookwood immediately after Closing.

“Net Cash Proceeds” means (1) the aggregate cash or cash equivalents proceeds received by or on behalf of the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary in respect of any Disposition or consideration received in connection with a merger or consolidation, net of (A) direct costs incurred in connection therewith (including, without limitation, reasonable and customary selling expenses, legal, accounting and investment banking fees and sales commissions), (B) taxes paid or payable as a result thereof, (C) amounts required to be applied to the repayment of principal, premium (if any) and interest on

Indebtedness secured by the assets subject to such Disposition as a result of such Disposition and (D) amounts provided in good faith as a reserve against (x) any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition or merger or consolidation or (y) any other liabilities retained by the Company, James Oxford, the applicable James Oxford Entity or the applicable James Oxford Subsidiary associated with the properties sold (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (2) the aggregate cash or cash equivalents proceeds received by the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary in respect of the incurrence of Indebtedness or the issuance or contribution of Equity Interests, net of all taxes paid or payable as a result thereof, together with any fees, commissions, costs and other customary expenses incurred in connection therewith; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other Disposition of any non-cash consideration received by the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary in any Disposition, merger or consolidation, issuance or contribution of Equity Interests or incurrence of Indebtedness.

“Net Insurance/Condemnation Proceeds” means the aggregate cash or cash equivalents proceeds received by or on behalf of the Company, James Oxford, any James Oxford Entity or any James Oxford Subsidiary in respect of any Casualty or Condemnation Event, net of (1) direct costs incurred by the Company, James Oxford, such James Oxford Entity or such James Oxford Subsidiary in connection with the adjustment, settlement or collection of any claims of the Company, James Oxford, such James Oxford Entity or such James Oxford Subsidiary in respect thereof (including, without limitation, reasonable and customary selling expenses, legal, accounting and investment banking fees and sales commissions), (2) taxes paid or payable as a result thereof, (3) amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness secured by the assets subject to such Casualty or Condemnation Event as a result of such Casualty or Condemnation Event, (4) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, and (5) amounts provided in good faith as a reserve against (x) any liabilities under any indemnification obligations or purchase price adjustment associated with such Casualty or Condemnation Event or (y) any other liabilities retained by the Company, James Oxford, the applicable James Oxford Entity or the applicable James Oxford Subsidiary associated with the properties sold (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Note Documentation” means, collectively, this Agreement, the Notes, the Pledge Agreement and each other amendment, agreement or instrument delivered by the Company in accordance with such documentation.

“Notes” is defined in Section 1.

“Obligations” means all advances to, and debts, liabilities and obligations of, the Company arising under the Note Documentation, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any of its Affiliates of any proceeding under any Debtor Relief Law naming such

Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Pledge Agreement” means that certain Pledge Agreement, to be dated the date hereof, by the Company in favor of the Collateral Agent for the benefit of the Purchasers.

“Priority Debt” means Indebtedness of the Company secured by a Lien on the Collateral.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Register” is defined in Section 13.1.

“Reinvestment Conditions” means, with respect to the reinvestment of Net Cash Proceeds or Net Insurance/Condemnation Proceeds stemming from a Disposition, Casualty or Condemnation Event or merger, consolidation or similar event or transaction, that (i) no Default or Event of Default has occurred and is continuing, (ii) such reinvestment consists of the acquisition, lease, construction or improvement of real property (within the meaning of Treasury Regulation section 1.856-3(d)) useful in the business of the Company or its Subsidiaries that the Company believes will enhance the value of or create value in the Company, James Oxford or their respective Subsidiaries (as reasonably determined by the Company in good faith) and (iii) such reinvestment occurs within 180 days of receipt of such Net Cash Proceeds or Net Insurance/Condemnation Proceeds.

“Remaining Collateral Value Test” means, with respect to a Disposition, Casualty or Condemnation Event or merger, consolidation or similar event or transaction, that the aggregate fair market value of all real property (within the meaning of Treasury Regulation section 1.856-3(d)) owned by James Oxford and its Subsidiaries after giving effect to such Disposition, Casualty or Condemnation Event or merger, consolidation or similar event or transaction exceeds (after subtracting senior secured Indebtedness) the then-outstanding principal amount of the Notes.

“Required Holders” means at any time on or after the Closing, the holders of at least 50 in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sale/Leaseback Transaction” is defined in Section 9.6.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Separation Agreement” means that certain Separation and Distribution Agreement, effective as of December 15, 2020, by and among Apartment Investment and Management Company, a Maryland corporation, Aimco OP L.P., a Delaware limited partnership, Apartment Income REIT Corp., a Maryland corporation, and AIR OP.

“Specified Property” means, as of the Closing, each property listed in the column titled “Address of Specified Property Owned by such James Oxford Subsidiary” on Schedule 5.3; provided that any property exchanged or substituted for a Specified Property pursuant to the terms of this Agreement and the other Note Documentation shall be considered “Specified Property” for all purposes hereunder and thereunder.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Transferred Interests” is defined in Section 2.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Withholding Party” is defined in Section 14.3(a).

Schedule 1

Form of Note

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS NOTE OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF THIS CLAUSE (B), PROVIDED THAT, IF THE COMPANY REQUESTS, THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Aimco JO Intermediate Holdings, LLC

5.2% Secured Mezzanine Note Due January 31, 2024

No. [ ]	[Date]
$[ ]	PPN[ ]

For value received, the undersigned, Aimco JO Intermediate Holdings, LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to [                    ] (the “Purchaser”), or registered assigns, the principal sum of [                                    ] U.S. dollars on January 31, 2024 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of 5.2% per annum from the date hereof, payable quarterly, on the first day of January, April, July and October in each year, commencing on April 1, 2021, and on the Maturity Date, until the principal hereof shall have been paid in full. In addition, the Company agrees to pay a Make-Whole Amount, Late Charges and interest at the Default Rate, as provided in the Note Agreement referenced below.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the Denver, Colorado office of the Company or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Agreement referred to below.

This Note is one of a series of Secured Mezzanine Notes (herein called the “Notes”) issued pursuant to the Mezzanine Note Agreement, dated as of December 14, 2020 (as from time to time amended, the “Note Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Agreement.

This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required payments of principal on the dates and in the amounts specified in the Note Agreement. This Note is subject to mandatory prepayment at the times and on the terms specified in the Note Agreement. This Note may not be prepaid at the option of the Company at any time prior to the Maturity Date. The Company’s agreement to a prohibition on optional prepayments is a material inducement to the Purchaser’s decision to enter into the Note Agreement. The Company’s Obligations under this Note and the Note Agreement are secured pursuant to the Pledge Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Aimco JO Intermediate Holdings, LLC

By:	Aimco REIT Sub, LLC, a Delaware limited liability company, its sole member

By:
Title